Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Wisconsin Electric Power Company:

We consent to the incorporation by reference in Registration Statement No. 333-113414 on Form S-3 of our report dated March 4, 2005 relating to the consolidated financial statements of Wisconsin Electric Power Company and subsidiary, appearing in this Annual Report on Form 10-K of Wisconsin Electric Power Company for the year ended December 31, 2004. Our report on the financial statements expresses an unqualified opinion on those financial statements and includes an explanatory paragraph regarding the adoption on January 1, 2003 of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.”

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Milwaukee, Wisconsin

March 9, 2005